UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 or15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  November 8, 2011

iVoice, Inc.
(Exact name of registrant as specified in its chapter)

New Jersey	000-29341	51-0471976
(State of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Highway 34, Matawan, NJ	07747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (732) 441-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 9, 2011, iVoice, Inc. (“iVoice”) entered into an Agreement and Plan of Merger (the “Agreement”) with Hydra Fuel Cell Corporation (“Hydra”).  Hydra is a wholly owned subsidiary of American Security Resources Corporation.

On November 8, 2011, iVoice and Hydra entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Agreement”) that superseded the previously executed Agreement and Plan of Merger.  Pursuant to the terms of the Amended Agreement Hydra, will merge into a wholly owned subsidiary of iVoice, iVoice Innovations, Inc.

In exchange for the common stock of Hydra, the sole shareholder of Hydra, American Security Resources Corporation (“ASRC”) will receive 1 million shares of iVoice Series A Preferred Stock (the “Preferred Stock”) with each share of Preferred Stock convertible into 153.5 shares of iVoice Class A Common Stock.  However, the Preferred Stock will have no voting rights.  Pursuant to the Amended Agreement, the Preferred Stock will not be delivered to ASRC until the following conditions are met:  (i) Delivery by Hydra of the audited financial statements of Hydra for the fiscal year ended December 31, 2010 and certain other conditions set forth on Exhibit C of the Amended Agreement.

On the closing of the transaction as contemplated by the Amended Agreement, the following individuals will be elected as officers and directors of iVoice Innovations, Inc.:

Frank Neukomm	Chairman of the Board, Chief Executive Officer and Director
Robert C. Farr	President, Chief Operating Officer and Director
James Twedt,	Executive Vice President and Director

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

    (d)  Exhibits

10.1   Amended and Restated Agreement and Plan of Merger by and between iVoice, Inc. and Hydra Fuel Cell Corporation dated November 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVoice, Inc,

Date: November 8, 2011	By:	/s/ Jerome R. Mahoney
Jerome R. Mahoney
President, Secretary and
Chief Executive Officer

INDEX OF EXHIBITS

10.1    Amended and Restated Agreement and Plan of Merger by and between iVoice, Inc. and Hydra Fuel Cell Corporation dated November 8, 2011.